Exhibit 3.8

ARTICLES OF AMENDMENT

OF

ARMADA HOFFLER PROPERTIES, INC.

(Upon acceptance hereof, AH Realty Trust, Inc.)

Armada Hoffler Properties, Inc., a corporation organized and existing under the laws of the state of Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

AH Realty Trust, Inc.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the entire board of directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment shall become effective at 12:01 A.M., Eastern Time, on March 2, 2026.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President on this 26th day of February, 2026.

ATTEST:			ARMADA HOFFLER PROPERTIES, INC.

/s/ Mattthew T. Barnes-Smith		By:	/s/ Shawn J. Tibbetts		(SEAL)
Name:	Mattthew T. Barnes-Smith		Name:	Shawn J. Tibbetts
Title:	Chief Executive Officer, Treasurer and Corporate Secretary		Title:	Chief Executive Officer and President